Exhibit 99.01

Press Release
www.shire.com

Directors/PDMR Shareholding

November 3, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on November 2, 2009, it was notified of the acquisition, on November 2, 2009, of American Depository Shares (“ADSs”) in the Company by Persons Discharging Managerial Responsibilities as set out below, following the close of a 12 month offering period under the Shire Employee Stock Purchase Plan.  The purchase price of the ADSs was US$33.54.

Name	Number of ADSs

Barbara Deptula	372
Sylvie Gregoire	372
Anita Graham	372

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.